Exhibit 10.1

ThermoEnergy Corporation

Executive Employment Agreement

AGREEMENT, dated the 2nd day of  November 2009, by and between ThermoEnergy Corporation, a Delaware corporation (together with all of its subsidiaries, the “Company”) and Teodor Klowan, Jr. (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive as Executive Vice President, Treasurer and Chief Financial Officer of the Company on the terms herein set forth and the Executive is willing to be employed by the Company in such capacities on such terms;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
EMPLOYMENT DUTIES AND BENEFITS

Section 1.1  Employment.  The Company hereby employs the Executive as Executive Vice President and Treasurer, as of the date of this Agreement, and as Chief Financial Officer as of the close of business on the date on which the Company files with the Securities and Exchange Commission the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009, but in no event later than November 30, 2009.  The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him pursuant to this Agreement.

Section 1.2  Duties and Responsibilities.  The Executive shall perform such lawful duties and have such responsibilities as are customarily associated with the offices in which he is employed.  In addition thereto, the Executive shall undertake such duties as may reasonably be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company.  The Executive shall devote his full professional time and attention to the business of the Company and shall not be engaged in any other business activity; provided, however, that the Executive may, with the prior consent of the Chief Executive Officer of the Company (which consent shall not be unreasonably withheld), engage in uncompensated charitable, religious or civic activities so long as such activities do not interfere with the Executive’s performance of his responsibilities as Chief Financial Officer of the Company.

Section 1.3  Office Facilities.  The Company will provide to the Executive an appropriate office, which shall initially be located at the Company’s facilities in Worcester, Massachusetts.

ARTICLE II
COMPENSATION AND BENEFITS

Section 2.1  Base Salary.  From and after the date of this Agreement, the Company shall pay to the Executive a salary at the rate of $175,000 per annum (the “Base Salary”) payable during the term of the Executive’s employment in accordance with the Company’s payroll and withholding policies.

Section 2.2  Performance Bonus.  In addition to the Base Salary, the Executive shall be eligible to receive performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of the Company’s Board of Directors in consultation with the Executive and the Company’s Chief Executive Officer.  Such performance bonuses shall be payable in cash, in shares of the Company’s Common Stock or in a combination thereof, at the discretion of the Compensation Committee of the Company’s Board of Directors; provided, however, that, except under extraordinary circumstances,  the Company will not pay performance bonuses in cash until such time as the Company’s business operations are cash flow positive.

Section 2.3  Expense Reimbursement.  The Company will, in accordance with the Company’s general policies with respect to business expenses, reimburse the Executive for all expenses (including travel and lodging) reasonably incurred by the Executive in the performance of this duties under this Agreement.

Section 2.4  Benefit Plans.  From and after the date of this Agreement, the Executive shall be entitled to receive, during the term of the Executive’s employment and at the expense of the Company, health insurance for himself and his family and to participate in any and all benefit plans provided generally to executive employees of the Company.

Section 2.5  Equity Incentive.  Effective as of the date of this Agreement, the Executive shall be granted a stock option under the Corporation’s 2008 Incentive Stock Plan for the purchase of 2,500,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of a share of such common stock in the over-the-counter market on the date of this Agreement (the “Stock Option”).  The Stock Option shall have a term of ten years, subject to the Executive’s continued employment by the Company, and will include a net surrender cashless exercise provision.  If the Executive’s employment by the Company is terminated for any reason, the vested portion of the Stock Option may be exercised at any time prior to the sixtieth day after the date on which the Executive’s employment is terminated.  The right to exercise the Stock Option shall vest, with respect to 625,000 shares, on September 30, 2010, and thereafter, with respect to an additional 156,250 shares on the last day of each subsequent calendar quarter through and including September 30, 2013, subject to the Executive’s continued employment by the Company; provided, however, that if, prior to September 30, 2010, a Change of Control occurs, then, effective immediately prior to such Change of Control, the Stock Option shall vest with respect to 625,000 shares. As used herein, the term “Change of Control” shall mean any of the following: (i) the completion by the Company of a reorganization, merger, consolidation, share exchange, or a sale, lease, exchange or other disposition of all or substantially all of the Company’s assets, unless immediately following such transaction the holders of the Company’s voting stock immediately prior to the transaction own voting securities representing a majority of the votes entitled to be cast for the election of directors of the successor entity; (ii) the acquisition, after the date of this Agreement, by any person or “group” (as defined under the federal securities laws) of “beneficial ownership” (as defined under the federal securities laws) of a majority of (a) the outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company which are entitled to elect a majority of the members of the Board of Directors of the Company; or (iii) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company; provided, however, that if an event that otherwise would constitute a Change of Control results from or arises out of a purchase or other acquisition of the Company, directly or indirectly, by a corporation or other entity in which the Executive has a greater than two and one-half percent (2.5%) direct or indirect equity interest, such event shall not constitute a Change of Control.

ARTICLE III
TERM OF EMPLOYMENT AND TERMINATION

Section 3.1  Term.  The term of the Executive’s employment hereunder shall commence on the date of this Agreement and shall  continue indefinitely, subject to a probationary period of ninety days commencing on the date of this Agreement (the “Probationary Period”).

Section 3.2   Termination of Employment.  The Executive’s employment hereunder may be terminated, at any time, by either party upon thirty days’ written notice; provided, however, that the Company may terminate the Executive’s employment immediately for Cause and the Executive may terminate his employment immediately with Good Reason.  As used herein, the term “Cause” for termination of the Executive’s employment by the Company shall mean any of the following: (a) conviction of a crime which materially adversely affects the reputation of the Company or any of its affiliates; (b) willful disloyalty to the Company; (c) substantial inattention to or neglect of duties and responsibilities consistent with the terms of this Agreement that have been reasonably assigned to the Executive by the Company's Board of Directors, which inattention or neglect continues for a period of at least ten days after the Executive receives written notice thereof from the Company’s Board of Directors; (d) failure to comply with lawful directives of the Company's Board of Directors not inconsistent with the terms of this Agreement; or (g) the commission of an act of dishonesty or moral turpitude (including, without limitation, embezzlement or misappropriation of Company property). As used herein, the term “Good Reason” for the Executive’s voluntary termination of his employment shall mean either of the following: (i)  the Company’s failure to perform the terms of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and remedied by the Company promptly (but not later than ten days) after receiving written notice thereof from the Executive; or (b) the assignment to the Executive of any duty or to any position inconsistent with the Executive’s training and experience.

In the event the Executive’s employment is terminated for any reason other than (i) by the Company during the Probationary Period, (ii) by the Company for Cause or (iii) voluntarily by the Executive without Good Reason, the Executive shall be entitled to receive, in addition to any unpaid salary through the last day of the month in which such termination occurs, as the Executive’s sole and exclusive entitlement upon termination of his employment under such circumstances, (i) severance payments in the amount of $14,583 per month for a period of six months commencing on the first day of the month immediately following the date of termination, payable in accordance with the Company’s standard payroll and withholding policies.  For a period of six months commencing on the first day of the month immediately following the date of termination of the Executive’s employment (other than termination(i) by the Company during the Probationary Period, (ii) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason) the Company shall keep in full force and effect all health insurance benefits afforded to the Executive and his family at the time of the termination of his employment, which benefits shall be provided on terms identical to those provided to full time employees of the Company who are in good standing; provided, however, that the Company’s obligation to provide continuing health insurance benefits to the Executive and his family shall terminate at such time as the Executive becomes eligible to receive from another source health insurance benefits with equivalent or better coverage.

ARTICLE IV
COVENANTS

Section 4.1     Confidentiality and Non-Use of Proprietary Information.  To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that the Executive will preserve as  confidential all Confidential Information pertaining to the Company’s business that has been or may be obtained or learned by him by reason of his employment or otherwise.  The Executive will not, without the written consent of the Company either use for his own benefit or for the benefit of any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any Confidential Information pertaining to the business of the Company.   As used herein, the term “Confidential Information” shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas related to the business of the Company.  Confidential Information shall not include information which (a) is disclosed in a publication available to the public, is otherwise in the public domain at the time of disclosure, or becomes publicly known through no wrongful act on the part of the Executive, (b) is obtained by the Executive lawfully from a third party who is not under an obligation of secrecy to the Company and is not under any similar restrictions as to use, or (c) is generally disclosed to third parties by the Company without similar restrictions on such third parties.   The Executive acknowledges that all documents, reports, files, analyses, drawings, designs tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, patents, license agreements, and similar materials that are made by him or come into his possession by reason of his employment by the Company are the property of the Company and shall not be used by him in any way adverse to the Company’s interests.  The Executive will not allow any such documents or other things, or any copies, reproductions or summaries thereof, to by delivered to or used by any third party without the specific consent of the Company.  The Executive will deliver to the Chief Executive Officer  of the Company, or his designee, upon demand, and in any event upon the termination of the Executive’s employment, all such documents and other things which are in the Executive’s possession or under his control.

Section 4.2      Non-Competition and Non-Solicitation.  To protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill and value of the Company, the Executive hereby agrees that during his employment by the Company and for a period of one year following the date on which his employment is terminated (whether voluntarily or involuntarily, with or without Cause or Good Reason) (the “Non-Compete Term”), the Executive will not, individually, or in association or in combination with any other person or entity, directly or indirectly, as proprietor or owner, or officer, director or shareholder of any corporation, or as an employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise, whether or not for monetary benefit, except on behalf of the Company, solicit, sell to, provide services to, or assist the solicitation of, sale to, or providing to, or encourage, induce or entice any other person or entity to solicit, sell to or provide services to, any person or entity who is a customer of the Company or who, at any time within 18 months prior to the date of termination of the Executive’s employment, or whom the Company has, within six months prior to the date of such termination, solicited to become a customer of Company, for the purpose of (a) providing such customer with any product or service which directly competes with the products or services provided by the Company to such customer or is in substitution for or in replacement of such products or services; (b) altering, modifying or precluding the development of such customer’s business relationship with the Company; or (c) reducing the volume of business which such customer transacts with the Company.  To further protect the Company’s proprietary interest in the Company’s intellectual property and proprietary information and to protect the goodwill of the Company (including the Company’s beneficial business relationships with the Company’s employees), the Executive hereby agrees that, during the Non-Compete Term, the Executive will not, individually or in association or in combination with any other person or entity, directly or indirectly, encourage, induce or entice any employee or independent contractor of the Company to terminate or modify such person’s or entity’s employment, engagement or business relationship with the Company or, without the prior written consent of the Company, hire or retain any employee or independent contractor then performing services for the Company to perform the same or substantially similar services.

Section 4.3     Scope of Covenants.  The Executive agrees that the products and services of the Company can be, and are being designed and developed to be, manufactured, distributed and/or sold throughout the world.  Consequently, the Executive and the Company agree that it is not possible to limit the geographic scope of the non-competition covenant contained in this Article IV to particular countries, states, cities or other geographic subdivisions.  Further, the Executive agrees that the length of the Non-Compete Term is reasonable, in light of the position in which the Executive is being employed by the Company and the amount and duration of severance payments payable to him under this Agreement.

ARTICLE V
GENERAL MATTERS

Section 5.1   Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be construed in accordance therewith.

Section 5.2   No Waiver.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 5.3   Amendment.  This Agreement may be amended, altered or revoked at any time, in whole or in part, only by a written instrument setting forth such changes, signed by each of the parties.

Section 5.4   Benefit.  This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party’s written consent.

Section 5.5   Text to Control.  The headings of articles and sections are included solely for convenience in reference.  If any conflict between any heading and the text of this Agreement exists, the text shall control.

Section 5.6   Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 5.6   Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive with respect to the Executive’s employment by the Company and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to such employment.

In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

ThermoEnergy Corporation

/s/ Teodor Klowan, Jr.	By:	/s/ Dennis C. Cossey
Teodor Klowan, Jr.		Dennis C. Cossey
Chairman and Chief Executive Officer